Award Acceptance

Award Overview

Please review the number of options granted to you in the Award Details section below. Learn more about your award by reviewing the Vesting Detail section. The award terms and conditions are contained in the 2021 Stock Options Plan Documentation available under Resources>Document Library. In the Award Documentation section of this task, you will find the plan terms and conditions. To review this document, please click on the document link.

To accept your award, please check both the 'Plan Terms & Conditions' checkbox and then 'Grant Acceptance' checkboxes below, then select the 'Accept' button.

Once you have selected the 'Accept' button, you will be redirected to a Task Confirmation. If you wish to review your task information at any time, please click on the 'Review task history' link in the 'My Task' box on your homepage. Once you have accepted your award, it will be available to view in your 'My Equity' Statement.

Award Details

Vesting Details

Award Documentation

Please download and review the below documentation.

☐ Plan Terms & Conditions

Grant Acceptance

☐ I accept and agree to be bound by all of the terms set out above and to accept and be bound by the Rules of the Plan (and any amendment made from time to time to and in

Accordance with the Rules of the Plan).